Exhibit 1-B

Energea Portfolio 2 LLC

FIRST AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT

Energea Global LLC (“Energea Global”), acting in its capacity as the manager of Energea Portfolio 2 LLC, a Delaware limited liability company (the “Company”), hereby adopts the following amendments of the Company’s Limited Liability Company Agreement dated January 13, 2020 (the “LLC Agreement”).

1. Amendment of Section 3.4. Section 3.4 of the LLC Agreement is hereby amended as follows:

3.4 Membership Interest as Securities

3.4.1 All Shares in the Company shall be “securities” governed by Article 8 of the Uniform Commercial Code in any jurisdiction (a) that has adopted revisions to Article 8 of the Uniform Commercial Code substantially consistent with 1994 Revisions to Article 8 adapted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and (b) whose law may be applicable, from time to time, to the issues of perfection, the effect of perfection or non-perfection, and the priority of a security interest in Shares in the Company.

3.4.2 Members shall receive a certificate in such form as attached hereto as Annex I and as prescribed by any applicable law, which certificate shall certify the interest of the Members in the Company.

2. Addition of Annex I. The Agreement shall be amended by adding Annex I hereto as Annex I to the Agreement.

3. Addition of Section 5.7. A new section 5.7 is hereby added to the LLC Agreement as follows:

5.7 Removal of Manager by Lender.

5.7.1 In General. The Manager may, on behalf of the Company, enter into an agreement with a lender that allows the lender to remove the Manager in the event of a default under the loan and replace the Manager with a person designated by the lender.

5.7.2 No Effect on Ownership. The removal of the Manager pursuant to this section 5.7 shall not, of itself, affect the Manager’s ownership of Common Shares.

4. Addition of Section 8.8. A new section 8.8 is hereby added to the LLC Agreement as follows:

8.8 Pledge of Common and/or Investor Shares by Manager. The Manager may (but shall not be required to) pledge all or any portion of its Common and/or Investor Shares as security for a loan made to the Company, and transfer such Common and/or Investor Shares to the lender in the event of a default under the loan.

DATED: December 3, 2020

ENERGEA GLOBAL, LLC

By	/s/ Michael Silvestrini
Michael Silvestrini, Manager

By	/s/ Chris Sattler
Chris Sattler, Manager

ANNEX I

CERTIFICATE OF MEMBERSHIP INTEREST IN

ENERGEA PORTFOLIO 2 LLC

THIS CERTIFICATE HAS NOT BEEN REGISTERED AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933. AS AMENDED, OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY FOR INVESTMENT AND NOT WITH A VIEW TO ANY SALE OR DISTRIBUTION HEREOF. ANY TRANSFER OF THIS CERTIFICATE OR ANY LIMITED LIABILITY COMPANY INTEREST REPRESENTED HEREBY IS SUBJECT TO THE TERMS AND CONDITIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT (AS DEFINED BELOW). A COPY OF SUCH AGREEMENT WILL BE FURNISHED BY THE COMPANY TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

Certificate Number [_]

Energea Portfolio 2 LLC, a Delaware limited liability company (the “Company”), hereby certifies that [_________] (together with any permitted assignee of this Certificate, the “Holder”) is the registered owner of [______] Common Shares and [_____] Investor Shares of the limited liability company interests in the Company. The rights, powers, preferences, restrictions and limitations of the limited liability company interests in the Company are set forth in, and this Certificate and the limited liability company interests in the Company represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Operating Agreement of the Company made and entered into as of January 13th, 2020, as the same may be amended or restated from time to time (the “Limited Liability Company Agreement”). By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the limited liability company interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Limited Liability Company Agreement. The Company will furnish a copy of the Limited Liability Company Agreement to the Holder without charge upon written request to the Company at its principal place of business. Transfer of any or all of the limited liability company interests in the Company evidenced by this Certificate is subject to certain restrictions in the Limited Liability Company Agreement and can be effected only after compliance with all of those restrictions and the presentation to the Company of the Certificate. The Company maintains books for the purpose of registering the transfer of limited liability company interests.

Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

This Certificate and the limited liability company interests evidenced hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principals of conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date set forth below.

ENERGEA PORTFOLIO 2 LLC

Dated:	By:
Name:

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Audit Trail

TITLE	Energea Portfolio 2 LLC - Operating Agreement - First...

FILE NAME	Energea Portfolio...nt (executed).pdf

DOCUMENT ID	b081b44ea485c01e6c36f99ccd1c864e368ba3be

AUDIT TRAIL DATE FORMAT	MM / DD / YYYY

STATUS	● Completed

Document History

12 / 11 / 2020 20:35:36 UTC	Sent for signature to Michael Silvestrini (mike@energea.com) and Chris Sattler (chris@energea.com) from isabella@energea.com IP: 67.165.181.254

12 / 11 / 2020 20:37:43 UTC	Viewed by Chris Sattler (chris@energea.com) IP: 177.59.24.57

12 / 11 / 2020 20:38:00 UTC	Signed by Chris Sattler (chris@energea.com) IP: 177.59.24.57

12 / 13 / 2020 03:13:36 UTC	Viewed by Michael Silvestrini (mike@energea.com) IP: 96.66.66.221

12 / 13 / 2020 03:14:03 UTC	Signed by Michael Silvestrini (mike@energea.com) IP: 96.66.66.221

12 / 13 / 2020 03:14:03 UTC	The document has been completed.

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